Exhibit 2.1




                       Agreement

                       for the sale and purchase of the business and assets of Crescent Lighting Limited

                        a)      Hillgate (4) Limited



                        b)      Fiberstars, Inc.



                        c)      Crescent Lighting Limited



                        d)      M B Morrison Esq



                        e)      Ms C Bertrand
                        Dated 19 November 1998

                                    Contents

1. Definitions and interpretation..............................................1
2. Sale of the Business and the Assets........................................13
3. Consideration..............................................................14
4. Value Added Tax............................................................17
5. Completion.................................................................17
6. Completion Accounts........................................................19
7. Apportionments.............................................................21
8. Post Completion............................................................21
9. Liabilities................................................................22
10. Contracts.................................................................22
11. Debts.....................................................................23
12. Employees.................................................................24
13. Restrictive covenants.....................................................25
14. Warranties................................................................26
15. Warranty Claims...........................................................27
16. Limitations on Warrantors' liability......................................27
17. Conduct of Warranty Claims................................................29
18. Purchasers' remedies......................................................29
19. Fiberstars Warranties.....................................................30
20. The Escrow Account, Claims and Further Limitations........................30
21. Guarantee.................................................................32
22. Indemnities...............................................................33
23. Property..................................................................33
24. General...................................................................33
25. Announcements.............................................................36
26. Costs and expenses........................................................36
27. Notices...................................................................36
28. Governing law and jurisdiction............................................37
*Schedule 1
Schedule 2....................................................................38
      1. Capacity.............................................................38
      2. Arrangements between the Business and the Vendor or the Warrantors...38
      3. Other interests of the Vendor........................................38
      4. Accuracy and adequacy of information.................................38
      5. Insolvency...........................................................39

                                       i

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      6. Preparation and contents of the Accounts.............................39
      7. Accounting records...................................................40
      8. Management accounts..................................................41
      9. Events since the Accounts Date.......................................41
      10. Contracts and commitments...........................................42
      11. Terms of trade......................................................42
      12. Product liability...................................................42
      13. Licences and consents...............................................43
      14. Competition and trade regulation law................................43
      15. Compliance with law.................................................44
      16. Litigation and disputes.............................................44
      17. Ownership and condition of the Assets...............................45
      18. Charges and encumbrances over the Assets............................45
      19. Intellectual Property...............................................45
      20. Directors and Employees.............................................47
      21. Industrial relations and legislation................................47
      22. Pensions............................................................47
      23. Title...............................................................48
      24. Encumbrances........................................................48
      25. Planning Matters....................................................49
      26. Statutory Obligations...............................................49
      27. Leasehold Properties................................................49
      28. Environmental Matters...............................................50
      29. Tax.................................................................50
      30. Year 2000...........................................................51
*Schedule 3
*Schedule 4
*Schedule 5


*Annexure A - Contracts
*Annexure B - Employees
*Annexure C - Fixed Assets
*Annexure E - Intellectual Property Licences
*Annexure G - Motor Vehicles
*Annexure H - Moveable Assets
*Annexure F - Leasing Agreements


All of the exhibits, schedules or annexures to this Agreement as marked (*) have been omitted from this Form 8-K.

The Registrant agrees to furnish supplementally a copy of any omitted exhibit, schedule or annexure to the Securities and Exchange Commission upon request.

This Agreement is made the 19th day of November 1998


Between:


(1) Hillgate (4) Limited (company number: 3642724) whose registered office is at Hillgate House, 26 Old Bailey, London EC4M 7HS, UK ("Hillgate");

(2) Fiberstars, Inc. a California Corporation whose principal place of business is at 2883 Bayview Drive, Fremont, California 94538, USA ("Fiberstars");

(3) Crescent Lighting Limited (company number 2297342) whose registered office is at Mountbarrow House, 12 Elizabeth Street, London, UK ("the Vendor").

(4) Michael Beverley Morrison of Sadgrove Cottage, Bucklebury, Berkshire RG7 6SA, UK ("Mr Morrison"); and

(5) Corinne Bertrand of Sadgrove Cottage, Bucklebury, Berkshire RG7 6SA, UK ("Ms Bertrand").

Background:

(A) The Vendor has agreed to sell to the Purchasers (as defined below) and the Purchasers have agreed respectively to purchase the Assets (as defined below) with a view to carrying on the Business (as defined below) as a going concern in succession to the Vendor on the terms of this Agreement.

(B) Mr Morrison and Ms Bertrand, as the shareholders of the Vendor and in consideration, inter alia, of the Purchasers acquiring the business of the Vendor, have agreed to jointly and severally guarantee the obligations of the Vendor under this Agreement and to join with the Vendor in giving warranties and indemnities on a joint and several basis under the terms of this Agreement.

It is agreed as follows:

1.       Definitions and interpretation

1.1 In this Agreement, unless the context otherwise requires, the following words have the following meanings:


         "the Accounts"           the Vendor's  audited  balance sheet as at and
                                  its audited profit and loss account for the year ended on the Accounts Date, including all documents required by law to be annexed to them;

         "the Accounts Date"      28 February 1998;

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         "this Agreement"         this  Agreement  (including  any  schedule  or
                                  annexure to it and any document referred to in it or in agreed form);

         "Assets"                 the assets to be sold pursuant to clause 2;

         "Assumed Liabilities"    any liability,  obligation or debt of or claim
                                  against (other than for the avoidance of doubt any claim by the Purchasers against the Vendor
                                  (and/or Guarantors) under this Agreement) the Vendor (whether actual or contingent, asserted or unasserted) which either is:

                                  (a)   expressly   assumed  by  the  Purchasers
                                        under the terms of this Agreement; or

                                  (b) a trade or other liability of the Vendor directly relating to the Business which has been incurred in the ordinary course of business and which is either:

                                        (i)  in the amount of  (pound)10,000  or
                                             less (whether incurred individually
                                             or  in   aggregate  if  part  of  a
                                             similar series of events during any
                                             12 month period) ;

                                        (ii) if   greater   than   (pound)10,000
                                             (whether  incurred  individually or
                                             in  aggregate  if part of a similar
                                             series  of  events  during  any  12
                                             month  period)  and is  listed  and
                                             where    reasonably     practicable
                                             quantified in Schedule 5;

                                  but for the  avoidance of doubt  excluding the
                                  Liabilities   and  excluding  any
                                  liabilities relating to the Property and the Lease (other than those expressly assumed under Schedule 1 Part II);

         "Bank Accounts"          the Vendor's  bank  accounts  with Lloyds Bank
                                  plc,  Holborn  Circus,   London  Account  No's
                                  0084189, 0742666, 59016291;

         "Business"               the business of purchasing,  manufacturing and
                                  distributing commercial lighting equipment now carried on by the Vendor;

         "Business Day"           a day (other  than a Saturday  or a Sunday) on
                                  which clearing banks are open for business in the City of London;

         "Cash" Cash in hand of the Vendor or in the Vendor's bank accounts on the Transfer Date and all cheques and securities representing it.

         "Completion"             the   performance   by  the   parties  of  the
                                  obligations set out in clause 5 (Completion);

         "Completion Accounts"    means the accounts of the Business prepared at
                                  the Transfer Date in accordance with clause 6 and schedule 4;

         "Consideration"          the aggregate  purchase price for the Business
                                  and Assets referred to in sub-clause 3.1;

         "the Consideration       new common  stock par value  $0.0001 per share
         Stock"                   of Fiberstars  calculated  in accordance  with
                                  sub-clause 3.1;

         "Contracts"              (a)  any Leasing Agreements;

                                  (b)  any Intellectual Property Licences; and

                                  (c) save for the contracts of employment, all undischarged contracts, pending contracts, commitments
                                       and orders  entered  into by or on behalf
                                       of the Vendor in the  ordinary  course of
                                       the Business and where such  contract has
                                       a  value  greater   than(pound)5,000   in
                                       aggregate such contract has been listed in annexure A;

         "Dangerous               any substance (whether in the form of a solid,
         Substance"               liquid,   gas  or  vapour)   the   generation,
                                  transportation,  storage,  treatment,  use  or
                                  disposal  of  which   (whether   alone  or  in
                                  combination with any other substance) gives rise to a risk of causing harm to human health, comfort or safety or harm to any other living organism or causing damage to the Environment or any waste (as defined in the Environmental Protection Act 1990);

         "Debts" all amounts owing to the Vendor on the Transfer Date (whether or not then due and payable) in relation to the Business as identified in the Completion Accounts and accounted for in calculating the Net Asset Value;

         "Disclosure Letter"      the letter of the same date as this  Agreement
                                  in the agreed form from the  Warrantors to the
                                  Purchasers   disclosing   exceptions   to  the
                                  Warranties;

         "Employees"              all the employees of the Vendor engaged in the
                                  Business whose names are set out in annexure B and "Employee" means any of them;

         "Environment"            the  environment  as defined in Section  1(2),
                                  Environmental Protection Act 1990;

         "Environmental           any consent, approval, authorisation,  permit,
         Consent"                 exemption,  filing  requirement,   licence  or
                                  registration from time to time required by the Business under Environmental Law;

         "Environmental Law"      any  common  or  statutory  law,   regulation,
                                  directive, treaty, code of practice, circular, guidance note and the like, in each case of any jurisdiction, in force or enacted relating to the Environment, any Dangerous Substance, human health, comfort, safety or the welfare of any other living organism;

         "Escrow Agent"           Bank of San  Francisco  (or such other body as
                                  may  be  agreed  to  by  Fiberstars   and  the
                                  Vendor).

         "Escrow Agreement"       an  agreement  in the agreed form  between (1)
                                  the Purchasers, (2) the Warrantors and (3) the Escrow Agent;

         "Escrow Release Date"    1 May 1999

         "Escrow Stock"           new common  stock par value  $0.0001 per share
                                  of Fiberstars calculated in accordance with sub-clause 3.1 and deposited with the Escrow
                                  Agent at, or as soon as reasonably practicable after, Completion;

         "the Expert"             an  independent  chartered  accountant  to  be
                                  nominated by the Vendor and the Purchasers and in default of agreement between them within 5
                                  Business Days of the obligation to appoint arising, on the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales;

         "Fiberstars'             the warranties set out in clause 19;
         Warranties"

         "Financial Records"      all accounting, financial and taxation records
                                  relating to the Business for the 6 years ending on the accounting reference date of the Vendor next following Completion;

         "Fixed Assets"           all fixtures and fittings,  plant,  machinery,
                                  equipment and other tangible assets physically
                                  attached  to the  Property  and  owned  by the
                                  Vendor  in  relation  to the  Business  at the
                                  Transfer  Date   including   those  listed  in
                                  annexure C;

         "Goodwill"               the  goodwill   and  other   know-how  of  the
                                  Business  including without limit any customer
                                  lists and the right to sell to such  customers
                                  and the exclusive  right for the Purchasers to
                                  represent   themselves   as  carrying  on  the
                                  Business  in  succession  to the Vendor and to
                                  use the Name and any other  trade  names owned
                                  by  the   Vendor  and   associated   with  the
                                  Business;

         "Guarantors"             Mr Morrison and Ms Bertrand;

         "ICTA"                   the Income and Corporation Taxes Act 1988;

         "Intellectual Property"  patents,  trade  marks  or names  and  service marks (whether or not registered) registered designs, design rights, copyrights, domain names, utility models, moral rights, the right to apply for and applications for any of the preceding items, together with the rights in inventions, processes, software, know-how, trade or business secrets, confidential information or any process or other similar right or asset capable of protection, owned, or licensed (which for the avoidance of doubt shall not be transferred with full title guarantee) in relation to the Business;

         "Intellectual Property   any licences and other  agreements

         Licences"                granted by third parties to the Vendor for the
                                  use of the Intellectual Property including those listed in annexure E;

         "the Lease"              any lease (including  underleases) under which
                                  the Property is held, particulars of which are set out in schedule 1;

         "Leasing Agreements"     any leasing,  conditional  sale,  credit sale,
                                  hire purchase and like agreements to which the Vendor is a party, under which title to assets used by the Vendor in or in relation to the Business does not pass or has not passed to the Vendor, including any listed in annexure
                                  F;

         "Liabilities"            all claims, liabilities, obligations and debts
                                  of the Vendor for the period up to and including the Transfer Date whether matured or unmatured, fixed or contingent including but not limited to, any and all liabilities in respect of and bank loans, overdrafts and other loans owing by the Vendor other than the Assumed Liabilities;

         "Management              the  unaudited   management  accounts  of  the
         Accounts"                Vendor for the period from the  Accounts  Date
                                  to the Management  Accounts Date (comprising a
                                  consolidated  balance sheet,  trading  account
                                  and profit and loss  account  for the  Vendor)
                                  and  all  notes,   reports,   statements   and
                                  documents annexed or attached thereto;

         "Management Accounts     the date hereof;
         Date"

         "Material Adverse        any event, change or effect that is materially
         Change"                  adverse  to  the   condition   (financial   or
                                  otherwise), properties, assets, liabilities, operations, results of operations or prospects of the Business taken as a whole;

         "Motor Vehicles"         the  motor  vehicles  owned  and  used  by the
                                  Vendor in relation to the Business including those listed in annexure G;

         "Moveable Assets"        all  plant,   machinery,   equipment,   tools,
                                  furniture  and  other   tangible   assets  not
                                  physically attached to the Property and owned and used by the Vendor in relation to the Business at the Transfer Date including those listed in annexure H;

         "the Name"               Crescent,    Crescent    Lighting    or    any
                                  representation or application of it, whether in terms of packaging, get-up or otherwise, as used in the Business on or before the Transfer
                                  Date and any other name owned by the Vendor which is similar to it or capable of being confused with it;

         "NASDAQ" the NASDAQ National Market, maintained by the NASDAQ Stock Market, Inc.;

         "Net Asset Surplus"      the  amount  (if any) by which  the Net  Asset
                                  Value exceeds the sum of(pound)247,000;

         "Net Asset Value"        the  aggregate  value of the  Assets  less any
                                  Assumed Liabilities (taking into account items once only) as at the Transfer Date calculated in accordance with the provisions of clause 6 and schedule 4;

         "notice" includes any notice, demand, consent or other communication;

         "Pension Scheme"         the  Small  Self  Administered  Scheme  of  Mr
                                  Morrison ;

         "Planning Acts"          the Town and Country  Planning  Act 1990,  the
                                  Planning  (Listed  Buildings and  Conservation
                                  Areas)  Act  1990,  the  Planning   (Hazardous
                                  Substances)    Act    1990,    the    Planning
                                  (Consequential   Provisions)   Act  1990,  the
                                  Planning  and

                                  Compensation Act 1991 and all other statutes containing provisions relating to town and country planning;

         "Product                 liabilities of the Vendor  (whether  actual or
         Liabilities"             contingent)    in    respect    of    products
                                  manufactured,  assembled,  sold or supplied or
                                  services  provided  on or before the  Transfer
                                  Date by the Vendor in relation to the Business
                                  including,  for the  avoidance  of doubt,  any
                                  after  sales or  maintenance  liabilities  and
                                  including  without  limitation  any  liability
                                  resulting from the Vendor's trading  (directly
                                  or  indirectly)  with Helsinki  Energy and the
                                  Co-operative   Insurance  Societ  to  products
                                  manufactured, or manufactured under license from Fiberstars by the Vendor, or supplied by Fiberstars;

         "Property"               the leasehold  property,  details of which are
                                  set out in part 2 of schedule 1;

         "the Purchasers"         Hillgate and  Fiberstars or either of them and
                                  the term "the Purchaser" shall be construed accordingly;

         "Purchasers'             Pricewaterhouse  Coopers of 9 Grayfriars Road,
         Accountants"             Reading, UK;

         "Records"                the Financial Records, sales literature, price
                                  lists,  advertising  and  publicity  material,
                                  customer and supplier  lists,  stock  records,
                                  lists of outstanding  and  unfulfilled  orders
                                  and   contracts,   and  other  files,   books,
                                  correspondence  and other records  relating to
                                  the  Business  and  the  Employees,   held  on
                                  whatever  medium,   excluding  any  which  the
                                  Vendor is required by law to retain;

         "Service Agreement"      a service  agreement  in the agreed form to be
                                  entered into at Completion by Mr Morrison, Hillgate and Fiberstars;

         "Statement of            a Statement of Apportionments, relating to the
         Apportionments"          Business  and Assets  prepared  in  accordance
                                  with schedule 4;

         "Stock" all stock-in-trade, raw materials, components, finished and unfinished goods, bought-in goods, consumables, stores, packaging materials, packages and work in progress owned by the Vendor relating to the Business as at the Transfer Date (whether situated at the Property or otherwise);

         "Taxation"               all   forms   of   taxation   and   statutory,
                                  governmental,    supra-governmental,    state,
                                  provincial,  local  governmental  or municipal
                                  impositions,  duties, contributions and levies
                                  (including   withholdings   and   deductions),
                                  whether domestic or foreign, including but not
                                  limited to Capital Gains Tax, Inheritance Tax,
                                  VAT,  Stamp  Duty,  Stamp  Duty  Reserve  Tax,
                                  customs  and  other   import   duties,   PAYE,
                                  National  Insurance  contributions  and Income
                                  Tax required to be deducted  whenever  imposed
                                  an costs  and  interest  relating  to any such
                                  matters   and   "Tax"   shall   be   construed
                                  accordingly;

         "Transfer Date"          the date on which Completion occurs;

         "TUPE Regulations"       the Transfer of  Undertakings  (Protection  of
                                  Employment) Regulations 1981;

         "United Kingdom" or      the  United   Kingdom  of  Great  Britain  and
         "UK"                     Northern Ireland;

         "United States" or "US"  the United States of America;

         "VAT"                    value added tax;

         "VATA" Value Added Tax Act 1994 and all other statutes statutory instruments, regulations and notices containing provisions relating to VAT;

         "Vendors Claims"         all rights  and  claims of the Vendor  against
                                  third parties relating to any of the Assets or otherwise arising (whether before or after Completion) out of or in connection with the Business under any warranties, conditions, guarantees, indemnities or insurance policies or otherwise;

         "the Warranties"         the  representations  referred to in clause 14
                                  (Warranties) and set out in schedule 2 and "Warranty" means any of them; and

         "the Warrantors"         the Vendor, Mr Morrison and Ms Bertrand or any
                                  of them;

         "Warranty Claim"         a  claim  by  the   Purchasers   against   the
                                  Warrantors that any Warranty is untrue or inaccurate in any respect or is misleading;

         "Year 2000 conformity"   that neither  performance nor functionality is
                                  affected by dates prior to, during and after the Year 2000, in particular:

                                  Rule 1: No value for  current  date will cause
                                          any interruption in operation;

                                  Rule 2: Date-based  functionality  must behave
                                          consistently   for  dates   prior  to,
                                          during and after Year 2000;

                                  Rule 3: In all  interfaces  and data  storage,
                                          the   century  in  any  date  must  be
                                          specified  either   explicitly  or  by
                                          unambiguous  algorithms or inferencing
                                          rules;

                                  Rule 4: Year 2000 must be recognised as a leap
                                          year;


                                  (all  as  defined  by  the  British  Standards

                                          Institution     in    Document    DISC
                                          PD2000-1).

1.1      In this Agreement, unless the context otherwise requires:

         (a) words in the singular include the plural and vice versa and words in one gender

         (a)   include any other gender;

         (b)   a reference to a statute or statutory provision includes:

               (i) any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it;

               (ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and

               (iii) any  statute  or  statutory   provision   which   modifies,
                     consolidates, re-enacts or supersedes it;

         (c)   a reference to:

               (i) any party includes its successors in title and permitted assigns;

               (ii) a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

               (iii) clauses and  schedules are to clauses and schedules of this
                     Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

               (iv) any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

               (v) any document being "in the agreed form" means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes signed by them or on their behalf by their solicitors; and

               (vi) "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all reasonable payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

         (d) except as set out in sub-clause 1.1, terms defined in the Companies Act 1985 have the meanings attributed to them by that Act;

         (e) "sterling" and the sign "(pound)" mean pounds sterling in the currency of the United Kingdom, "dollars" and the sign "$" means dollars in the currency of the United States;

         (f) the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

         (g) where any liability or obligation is undertaken by 2 or more persons, the liability of each of them unless expressly stated otherwise shall be joint and several; and

         (h) where any statement is qualified by the expression "so far as the Warrantors are aware" or "to the best of the Warrantors' knowledge and belief" or any similar expression the Warrantors shall be deemed to have knowledge of anything of which it would have known about had they made due and careful enquiry.

2.       Sale of the Business and the Assets

2.1 The Vendor with full title guarantee shall sell to Hillgate and Hillgate shall purchase as at the Transfer Date:

         (a)   the Fixed Assets;

         (b)   the Moveable Assets;

         (c)   the Motor Vehicles;

         (d)   the Stock;

         (e)   the Cash;

         (f)   the Records;

         (g)   the Debts;

         (h) the benefit (so far as they can lawfully be assigned, transferred to or held in trust for the Purchasers) of the Vendor's Claims;

         (i)   the benefit of the Contracts; and

         (j)   the benefit of negotiations for a new lease for the Property;

         (k) all other tangible property, rights and assets owned by the Vendor and employed, exercised or enjoyed in or in connection with the Business;

2.2 The Vendor with full title guarantee shall sell to Fiberstars and Fiberstars shall purchase at the Transfer date:

         (a)   the Goodwill;

         (b)   the Intellectual Property;

         (c)   the Name; and

         (d) all other intangible property, rights and assets owned by the Vendor and employed, exercised or enjoyed in or in connection with the Business.

2.3      The  Property  shall be dealt  with in  accordance  with  clause 23 and schedule 1.

2.4 The Business and Assets are sold free from all charges and encumbrances (whether monetary or not) and all other rights exercisable by third parties (including those which the Vendor does not, and could not reasonably be expected to, know about) and the covenant implied by
         Section 3(1), Law of Property Act 1994 shall be extended accordingly.

2.5 Title in, and risk of loss or damage to, the Assets shall pass to the Purchasers on the Transfer Date. From the Transfer Date the Vendor shall hold the Assets on trust for the Purchasers absolutely until they shall have been delivered, formally transferred or assigned to the Purchasers, and shall act in accordance with the Purchasers' instructions in respect of any Asset which it so holds as trustee.

2.6 Immediately on Completion, Fiberstars will licence to Hillgate for its use any Intellectual Property, the Name and any necessary Goodwill.

2.7 For the avoidance of doubt, the Pension Scheme shall not be included in the Assets bought and sold under this Agreement.

3.       Consideration

3.1 The Consideration is the payment by the Purchasers to the Vendor of the sum of (pound)1,616,000 (exclusive of VAT) to be satisfied by:

         (a)   the payment of (pound)1,131,200 in cash at Completion;

         (b) the allotment and issue of the Consideration Stock valued in the aggregate amount of (pound)323,200;

         (c) the allotment and issue of the Escrow Stock valued in the aggregate amount of (pound)161,600 to the Escrow Agent to be held in accordance with the Escrow Agreement;

         The values of the Consideration Stock and the Escrow Stock are based upon the average of the closing price per share of Fiberstars stock on the ten (10) trading days on NASDAQ immediately preceding Completion (such price being $4.08 per share, the "Closing Price");

3.2

         (a) The Consideration Stock and the Escrow Stock will be acquired for the Vendor's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof.

         (b) The Vendor is not a "U.S. Person" as that term is defined in Rule 902 of Regulation S including but not limited to: (i) a natural person resident in the United States (which term includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia); (ii) a partnership or corporation organised or incorporated under the laws of the United States; (iii) the estate of which any executor or administrator is a U.S. Person or (iv) any trust of which any trustee is a U.S. Person.

         (c) The Vendor understands that the Consideration Stock and the Escrow Stock have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and are being issued in reliance upon a "safe harbour" transaction from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation S, that Fiberstars has no present intention of registering the Consideration Stock and the Escrow Stock, and that the Vendor must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

         (d) The Vendor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Consideration Stock and the Escrow Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Consideration
               Stock and the Escrow Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained an (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Consideration Stock and the Escrow Stock. The Vendor's subscription and payment for, and its continued beneficial ownership of the Consideration Stock and the Escrow Stock, will not violate any applicable securities or other laws of its jurisdiction.

         (e) The Vendor was outside of the United States at the time the buy order for the Consideration Stock and the Escrow Stock was originated and no offer to purchase the Consideration Stock and the Escrow Stock was made in the United States.

         (f) All subsequent offers and sales of the Consideration Stock and Escrow Stock will be made outside of the United States in compliance with Regulation S, pursuant to registration of the Consideration Stock and Escrow Stock under the Securities Act or pursuant to an exemption from such registration. In any event the Vendor will not resell the Consideration Stock and the Escrow Stock to or for the account of U.S. Persons or within the United States (a) until after the end of the one (1) year period commencing on the date of the Completion; and without an opinion of counsel of the holder of the Consideration Stock or Escrow Stock reasonably satisfactory to Fiberstars, stating that the Consideration Stock and the Escrow Stock are saleable in accordance with Regulation S and the Securities Act.

         (g) During the negotiation of the transactions contemplated herein, the Vendor and its representatives (i) have been offered access to all publicly available reports, proxy statements and other information concerning Fiberstars filed by Fiberstars with the Securities and Exchange Commission, (ii) have been afforded sufficient access to other information concerning Fiberstars to which a reasonable investor would attach significance in making investment decisions and (iii) have been afforded an opportunity to ask questions, and receive answers from knowledgeable persons concerning Fiberstar's business, operations, financial condition, assets, liabilities and other matters to the extent relevant to a reasonable investor, in order to evaluate the merits and risk of the prospective investment contemplated herein.

         (h) The Vendor and its representatives have been solely responsible for the Vendor's own "due diligence" investigation of Fiberstars and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Vendor has acted solely in its own interest.

         (i) The Vendor has such knowledge and experience in financial business matters so that it is capable of evaluating the risks and merits of purchasing the Consideration Stock and the Escrow Stock and protecting its interests therewith. The Vendor is able to bear the economic risk of the purchase of the Consideration Stock and the Escrow Stock pursuant to the terms of this Agreement, including a complete loss of the Vendor's investment in the Consideration Stock and the Escrow Stock.

         (j) The Vendor has the full right, power and authority to enter into and perform the Vendor's obligations under this Agreement, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and rules or laws concerning equitable remedies.

         (k) No consent, approval or authorisation of or designation, declaration or filing with any governmental authority on the part of the Vendor is required in connection with the valid execution and delivery of this Agreement.

         (l) The Vendor hereby acknowledges and agrees that the offer and sale of the Consideration Stock and the Escrow Stock are intended to comply with Regulation S and that the representations, warranties and agreements it makes herein will be relied by the Company in order to comply with Regulation S. However, such attempted compliance shall not be an exclusive election and Fiberstars may rely upon the representations, warranties and agreements made herein for the purpose of other exemptions under the Securities Act.

3.3 The Consideration shall be apportioned between the Assets on the basis set out in schedule 3.

4.       Value Added Tax

4.1 The parties intend that the transfer of the Business and Assets under this Agreement shall constitute a transfer as a going concern and shall use all reasonable endeavours to secure that the transfer of the Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

4.2 Hillgate undertakes that after Completion it shall carry on Business as a going concern and will have use of the Assets in carrying on the Business.

4.3 Hillgate and the Vendor warrant to each other that they are and will be at or immediately after Completion duly registered for the purposes of VAT.

4.4 The Vendor shall not ask HM Customs & Excise for permission to retain such of the Financial Records as relate to VAT and on Completion it shall deliver them to the Purchasers. The Purchasers shall, for 6 years from the end of the Vendor's accounting period next following
         Completion:

         (a)   preserve these records; and

         (b) allow the Vendor and its agents on giving reasonable notice and at all reasonable times to have access to, and at its expense to take copies of, these records.

4.5 If VAT is not charged on Completion but is subsequently charged on all or part of the transfer of the Assets or the Business the Purchasers shall, in addition to any amount expressed in clause 3 (Consideration) to be payable by the Purchasers to the Vendor, pay the amount of the VAT (together with any penalty of interest providing that such penalty or interest did not arise from any unreasonable delay in the Vendor notifying the Purchasers) to the Vendor within 15 Business Days of the Vendor delivering an appropriate VAT invoice to the Purchasers and a copy of the demand from HM Customs & Excise for the payment of any amount due by way of penalty and interest.

4.6 If there is any disagreement between the Purchasers' HM Customs & Excise office and the Vendor's HM Customs & Excise office as to whether VAT should be chargeable on the transfer of the Business and Assets under this Agreement (or any part of them), the VAT will not be regarded as lawfully chargeable for the purposes of this Agreement until agreement on the position has been reached by the relevant offices of HM Customs & Excise.

5.       Completion

5.1 Completion shall take place at such location as the parties may decide, on the date hereof.

5.2      On Completion:

         (a) the Vendor shall permit the Purchasers to enter into and take possession of the Business and shall deliver or cause to be delivered to the Purchasers:

               (i) vacant possession of the Property (under the terms of clause 22 and Schedule 1);

               (ii) if required by the Purchasers duly executed agreements in the Agreed Form for the assignment or novation of the benefit of the Contracts to the Purchasers, or as the Purchasers shall direct, and all requisite consents and licences therefor;

               (iii) a duly  executed  assignment in the Agreed Form to vest the
                     Goodwill in Fiberstars or as the Purchasers shall direct;

               (iv) if required by the Purchasers, duly executed assignments and licences in the Agreed Form of the Intellectual Property (including without limit any required assignments of any trade marks);

               (v) such irrevocable instruction to the banks of the Vendor as may be necessary to procure the automatic transfer to the Purchasers of any payment that any customer of the Business may make to such bank after the date hereof;

               (vi) at the Property, the Assets which are capable of transfer by delivery;

               (vii) any  instruments  of transfer  (other than those  mentioned above) which the Purchasers may reasonably require to vest title in the Assets together with all deeds and documents of title relating to the Assets;

              (viii) those Records which are not stored at the Property;

               (ix) releases from the holders of all outstanding charges over the Business and/or any of the Assets (including without limitation a deed of release to a debenture dated 9 January 1989 granted by the Vendor to Lloyds Bank plc ("the Bank"));

               (x) written confirmation from the Bank of the balance of the Bank Accounts as at Completion and that it will change the owner of the Bank Accounts from the Vendor to Hillgate;

               (xi) a special resolution passed by the shareholders of the Vendor, changing its name to a name which is in no way similar to the Name, together with a cheque in the sum of (pound)10 made payable to Companies House; and

               (xii) two copies of the  Service  Agreement  duly  executed by Mr
                     Morrison;

         (b)   when the Vendor has complied  with the  provisions  of sub-clause
               (a) the Purchasers shall:

               (i) pay the sum of (pound)1,131,200 of the Consideration to the Vendor by telegraphic transfer to the client account of the Vendor's solicitors at the Royal Bank of Scotland plc, 1 Fleet Street, London, EC4Y 1BD account number 67072440, sort code 15-80-00;

               (ii) procure that Fiberstars delivers to the Vendor, as soon as reasonably practicable, a duly executed stock certificate in respect of the Consideration Stock;

               (iii) procure that  Fiberstars  delivers to the Escrow Agent,  as soon as reasonably practicable, the Escrow Stock to be held in accordance with clause 20 and the Escrow Agreement.

5.3 If any of the requirements of sub-clause 5.2 are not complied with on the date set for Completion under sub-clause 5.1, the Purchasers (in the case of failure of the Vendor to comply with the requirements of sub-clause 5.2(a)) or the Vendor (in the case of failure by the Purchasers to comply with the requirements of sub-clause 5.2(b)(i)) may:

         (a) defer Completion to a date not more than 28 days after that date (in which case the provisions of this sub-clause shall also apply to Completion as so deferred); or

         (b) proceed to Completion so far as practicable (including, at the Purchasers' or, as the case may be, the Vendor's option, completion of the purchase of some only of the Assets) but without prejudice to any other rights which it or they may have under this Agreement.

5.4

         (a) The Warrantors undertake jointly and severally to indemnify the Purchasers against any loss, expense or damage which the Purchasers may suffer as a result of any document delivered to them by the Warrantors under this clause being unauthorised, invalid or for any other reason ineffective.

         (b) The Purchasers undertake jointly and severally to indemnify the Vendor against any loss, expense or damage which the Vendor may suffer as a result of any document delivered to it by the Purchasers under this clause being unauthorised, invalid or for any other reason ineffective.

6.       Completion Accounts

6.1 The Purchasers shall procure as soon as practicable after Completion and in any event within 25 Business Days after the Completion Date (the "First Period") the preparation of the Completion Accounts on the basis of the accounting policies set out in schedule 4.

6.2 The Purchasers' Accountants will review the Completion Accounts within 20 days of the end of the First Period ("the Second Period") and will issue to the Purchasers a draft report ("the Report") stating that:

         (a) the Completion Accounts have been properly prepared on the basis set out in the agreement;

         (b) on the basis of the Completion Accounts, the amount of the Net Asset Value.

6.3 Upon receipt of the Report and the Completion Accounts the Vendor shall review the same and the Vendor and its agents shall be allowed all reasonable facilities (including the provision of all working papers) to enable them to conduct such review and in particular to satisfy themselves that the Completion Accounts are prepared in accordance with the provisions of this Clause and Schedule 4 and that they agree the Net Asset Value. If the Vendor shall fail to notify the Purchasers that it does not agree the Net Asset Value as certified within 10 Business Days after the end of the Second Period (the "Third Period") the Vendor shall be deemed to have agreed the Net Asset Value as set out in the Report.

6.4 If the Vendor shall notify the Purchasers that it does not agree the Net Asset Value as set out in the Report the Purchasers and the Vendor shall negotiate in good faith to agree prior to the end of the period being 5 Business Days after the end of the Third Period (the "Fourth Period") the Net Asset Value and if the Purchasers and the Vendor shall fail to agree the Net Asset Value as reported or otherwise on or before the end of the Fourth Period then the matter shall be referred by the Vendor and Purchasers jointly to the Expert.

6.5 The Vendor and the Purchasers shall be entitled to make written representations to the Expert but subject thereto the Expert shall be entitled to determine the procedure to be followed in his determination in so doing:

         (a) the Expert shall act as an expert and not as an arbitrator and his decision shall, in the absence of manifest error, be final and binding on the parties;

         (b) all the costs of the Expert shall be shared equally by the Vendor and the Purchasers unless the Expert decides otherwise;

         (c) the Vendor and the Purchasers shall each procure that the Expert is afforded all facilities and access to personnel, premises, papers, accounts, records and such other documents as may reasonably be required by him in order to reach his decision;

         (d) the Vendor and the Purchasers (or their professional advisers on their behalf) shall each be entitled to make one submission (or more at the request or with the agreement of the Expert) (whether written or oral or a combination of both) to the Expert in relation to any item or question referred to him;

         (e) the Vendor and the Purchasers shall each use all reasonable endeavours to procure that the Expert issues his determination within 30 Business Days of the initial reference to him under sub-clause (a) and shall accordingly co-operate with the Expert and with each other in agreeing, and complying with, any procedural requirements and any timetable suggested by the Expert or the other party; and

6.6 If the Net Asset Value as agreed or determined in accordance with this Clause is less than (pound)247,000 then the Vendor and Fiberstars forthwith shall instruct the Escrow Agent to retain such amount of Escrow Stock equivalent to any shortfall on a (pound)1 to (pound)1 basis from (pound)247,000 in accordance with the terms of the Escrow Agreement and clause 20.

7.       Apportionments

         The provisions of Schedule 4 shall apply to all Apportionments..

8.       Post Completion

8.1      Forthwith after Completion:

         (a)   the Vendor shall wholly discontinue carrying on the Business;

         (b) the parties shall, at the Purchasers' expense, send to the suppliers and customers of the Business letters in a form agreed between them; and

         (c) Hillgate shall file the special resolution referred to in sub-clause 5.2(a) at Companies House and shall forward the Certificate of Incorporation on Change of Name to the Vendor forthwith upon receipt.

8.2 For a period of 12 months after the Transfer Date, the Vendor and the Guarantors shall, forthwith upon receipt, forward to the Purchasers any notices, correspondence, information or enquiries which relate to the Business.

8.3 The Vendor shall preserve or procure the preservation of all books, documents and records relating to the Business in respect of the period prior to Completion which it retains following Completion (if any) for a period of 7 years, and shall allow, upon being given reasonable notice and during business hours, the Purchasers and/or their agents or accountants access to, and at its own expense to take copies of them.

8.4 The Purchasers shall preserve, or procure the preservation of Financial Records of the Business for a period of 7 years and shall permit and allow, upon giving reasonable notice and during business hours, the Vendor and/or its agents, or accountants access to, and at its own expense to take copies of, them.

8.5 If one party receives any monies after Completion which belong to the other party, the recipient shall (subject to any provisions to the contrary contained in this Agreement) hold them on trust for and account to that other party for them within 5 Business Days of receipt.

8.6 The Vendor warrants without limitation (including any limitations contained in clauses 16 and 20 of this Agreement) that all direct debits, standing orders, BACs or other periodic payments have been paid when due from the Bank Accounts and that all presented cheques have been paid in and that the balances of the Bank Accounts at Completion is as certified by the Bank.

8.7 If any payment into or out of the Bank Accounts whether prior to, at or after Completion relates to a payment made or received not in relation to the Business and Assets acquired by the Purchaser, the parties hereby undertake to deal with such payment on a timely basis so that any liability or credit is accounted to or for by the rightful person to whom it belongs or is owned by.

9.       Liabilities

9.1 Save as expressly provided in this Agreement, the Vendor shall be solely responsible for the Liabilities, shall duly and punctually pay and discharge the Liabilities and shall indemnify the Purchasers fully at all times from and against them.

9.2 The Purchasers shall not be responsible for any liability in respect of the Business or Assets other than the Assumed Liabilities and the Vendor shall indemnify the Purchasers accordingly.

9.3 Subject to the provisions of clause 20 (Escrow Account and Claims) the Purchasers shall, at the request and on behalf of the Vendor, meet and discharge all claims in respect of the Product Liabilities and the Vendor shall indemnify the Purchasers (at cost) for all costs, charges and expenses incurred by the Purchasers in so doing.

10.      Contracts

10.1 With effect from Completion, the Purchasers shall assume the obligations (to the extent that such obligations are not material or have been disclosed) and become entitled to the benefits of the Vendor under the Contracts.

10.2 The Vendor undertakes with effect from Completion to assign to the order of the Purchasers (and at the Purchasers' costs) or to procure such assignment all the Contracts which are capable of assignment without the consent of other parties.

10.3 If any Contract cannot be assigned by the Vendor to the Purchasers except by an agreement of novation or with a consent to assignment or without the assignment constituting an event of default or termination, no assignment will take place by virtue of this Agreement until the relevant parties are legally able to do so, but:

         (a) the Vendor and the Purchasers shall (at the request of the Purchasers) together take all reasonable steps to procure that the Contract be novated or to obtain the consent or waiver to the event of default or to the termination;

         (b) unless or until the Contract has been novated or assigned or the provision waived, the Vendor shall continue its corporate existence and hold it in trust for the Purchasers and their successors;

         (c) the Purchasers shall, at their own cost and for their own benefit, to the extent they are permitted to do so by the other party to the Contract perform the Vendor's obligations under the Contract arising after the Transfer Date and shall carry out and complete it (or shall procure that it is carried out and completed), to the extent that it has not previously been carried out or completed, in the ordinary course in a proper and workmanlike manner and in accordance with its respective terms; and (unless the Purchasers are prevented by the other party to the Contract from performing it) the Purchasers shall indemnify the Vendor against the defective or negligent performance or non-performance after the Transfer Date of the Contract.

10.4 If prior to the Transfer Date, the Vendor has sub-contracted the performance of any Contract to any person, the Purchasers shall, on behalf of the relevant customer, seek or accept delivery from such person of the goods or other products or services in respect of which that Contract was made and shall make it available to, or for collection by, such customer.

11.      Debts

11.1 The Vendor shall give the Purchasers such assistance and information as the Purchasers may reasonably require to assist the Purchasers to collect the Debts, including, if so requested by the Purchasers and at the Purchasers cost, jointly sending a letter concerning the transfer of the Debts to the debtors.

11.2     During the period of 5 months from the Transfer Date:

         (a) the Purchasers shall do all it reasonably can to collect the Debts substantially in accordance with the usual debt collection procedures and practices from time to time adopted by the Vendor. Any payment received from a debtor which is not allocated to a particular debt shall be allocated first to the earliest outstanding Debt of that debtor. The Vendor shall pay to the Purchasers within 3 Business Days of receipt any payment received during this period in respect of any of th Debts;

         (b) the Purchasers shall within 10 Business Days of the end of this period supply to the Vendor a statement in writing of the amount of the Debts remaining uncollected by the Purchasers. The Vendor shall be given reasonable access to the Purchasers records of the Business for the purposes of ensuring that the provisions of this clause have been observed and of verifying the statement;

         (c) if at the end of this period any of the Debts have not been collected by the Purchasers then where the amount of such uncollected Debts, if not recovered in full during a period of 20 Business Days from any policy of insurance or third party would result in the Net Asset Value as determined by the Completion Accounts suffering a shortfall beneath the level of (pound)247,000 or such lesser sum of the Net Asset Value if it has already been agreed or determined, then the Purchasers be able to cancel such value of Escrow Shares as equals the sterling value of such shortfall in accordance with clause 20 of this Agreement.

         (d) subject to compliance by the Vendor with sub-clause (c), the Purchasers shall assign to the Vendor, at the cost of the Vendor, those Debts which have not been collected at the end of this period and the Vendor shall thereafter be free to take such action in respect of the Debts as the Vendor in its absolute discretion deems appropriate. The Purchasers shall pay to the Vendor within 3 Business Days of receipt any payment on account of the Debts assigned to the Vendor pursuant t this sub-clause; and

         (e) any disputes, differences or questions arising from the provisions of this clause shall at the request of either party be referred to an Expert who shall act as an expert and not as an arbitrator and his decision shall, save in respect of manifest error, be final and binding on the parties. The costs of the Expert shall be shared equally between the parties unless the Expert otherwise decides.

12.      Employees

12.1

         (a) The parties acknowledge and agree that, pursuant to the TUPE Regulations, the contracts of employment between the Vendor and each of the Employees will (subject to the provisions of sub-clause 12.5) have effect from the Transfer Date as if made originally made between Hillgate and each Employee;

         (b) The Vendor acknowledges and warrants that it has complied with Regulation 10 of the TUPE Regulations.

12.2 The Vendor shall fully indemnify and keep the Purchasers indemnified against all costs, claims, losses, liabilities, damages, penalties, fines and expenses which the Purchasers may incur in relation to any Employee or any other person employed in the Business prior to the Transfer Date:

         (a) arising out of or in connection with any claim made by or on behalf of any person which relates to his employment by the Vendor prior to the Transfer Date where such claim arises from the failure of the Vendor to act as a reasonably prudent and responsible employer would have done towards his employees or where the Vendor has failed to follow any applicable regulations or laws relating to its employees to its knowledge and notwithstanding the generality of this clause and withou limit any claim which arises by the failure of the Vendor to pay any sums which should in accordance with its customary practise have been paid up to the Transfer Date including without limitation, all wages and salaries, sick pay, maternity pay, any liability to taxation, bonus, expenses, commissions, Profit Related Pay and other sums payable in respect of any period up to the Transfer Date;

         (b) arising out of or in connection with a dismissal, redundancy or termination of employment by the Vendor of any employee and which the Purchasers may incur pursuant to the TUPE Regulations; and

         (c) incurred by the Purchasers in the dismissal, redundancy or termination of employment of any person (other than an Employee) whose employment transfers to the Purchasers as a consequence of the TUPE Regulations;

12.3 The Purchasers shall indemnify and keep the Vendor indemnified against all costs, claims, losses, liabilities and expenses whatsoever arising out of or in connection with any claim made by or on behalf of any Employee which relates to his employment by the Purchasers after the Transfer Date and also to his employment prior to the Transfer Date where such claims, losses, etc, directly relate to matters which would have occurred even if the Vendor had acted as a reasonably prudent and responsible employer and had abided by all relevant rules and regulations in relation to such employees.

12.4 As soon as reasonably practicable after Completion the parties shall together deliver to the Employees a letter, in the agreed form, between them notifying the Employees of the transfer of their employment to the Purchasers.

12.5 The parties acknowledge and agree that after Completion the Purchasers shall have no responsibility or liabilities whether past, present or future to either the Vendor or Mr Morrison under the Pension Scheme and the Vendor and Guarantors agree to indemnify and keep indemnified the Purchasers against any such liabilities or responsibilities.

13.      Restrictive covenants

13.1 In order to assure to the Purchasers the full benefit of the Business and the Goodwill, the Vendor and the Guarantors in consideration of the Purchasers acquiring the Business and Assets severally undertake with the Purchasers that they shall not either alone or in conjunction with or on behalf of any other person, do any of the following things:

         (a) within 3 years after Completion carry on or be engaged, concerned or interested in (except as a holder of shares in a listed company which confer not more than one per cent of the votes which could normally be cast at a general meeting of that company) any business which competes with any material part of the Business as now carried on;

         (b) except in the circumstances referred to in sub-clause 24.10(b) (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Business or use any such information to the detriment of the Business for so long as that information remains secret or confidential;

         (c) in relation to a business which is competitive or likely to be competitive with the Business as carried on at Completion, use any trade or business name or distinctive mark, style or logo used by or in the Business at any time during the 3 years before Completion or anything intended or likely to be confused with it;

         (d) neither before nor within 3 years after Completion solicit or seek to entice away, any Employee whether or not such person would commit a breach of his contract of employment by reason of leaving the service of the Purchasers; or

         (e) neither before nor within 3 years after Completion accept orders from any person to whom the Business has sold or has supplied its goods or services in the 3 years before Completion in respect of similar goods or services.

13.2 Each undertaking contained in sub-clause 13.1 shall be construed as a separate and independent undertaking.

14.      Warranties

14.1 The Warrantors jointly and severally represent, warrant and undertake to the Purchasers that each of the Warranties is true and accurate in all respects and not misleading at the date of this Agreement.

14.2 The Warrantors acknowledge that they give the Warranties with the intention of inducing the Purchasers to enter into this Agreement and that the Purchasers do so in reliance on the Warranties.

14.3 Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement.

14.4 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter.

14.5 If this Agreement contains an untrue statement made by the Vendor or the Warrantors and that statement also constitutes a misrepresentation which the Purchasers relied on in entering this Agreement:

         (a) the Purchasers' only remedy in respect of the untrue statement is in damages for breach of this Agreement;

         (b) the Warrantors are not liable (in equity or tort, under the Misrepresentation Act 1967) in respect of the misrepresentation; and

         (c) the Purchasers may not terminate or rescind this Agreement as a result of the statement or the misrepresentation, any other breach of this Agreement or a matter giving rise to a Warranty Claim.

14.6     Clause 14.5 and clause 16 do not affect the  Warrantors'  liability  or
         the  Purchasers'   rights  or  remedies  in  respect  of  a  fraudulent
         misrepresentation.

15.      Warranty Claims

15.1 The Warrantors undertake to disclose in writing to the Purchasers anything which is or may constitute a Warranty Claim or be inconsistent with the contents of the Disclosure Letter as soon as it comes to its notice at any time either before, at the time of, or after Completion.

15.2 If, in respect of or in connection with any Warranty Claim, any amount payable to the Purchasers by the Warrantors is subject to Taxation, the amount to be paid to the Purchasers by the Warrantors shall be such so as to ensure that the net amount retained by the Purchasers after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchasers had the amount not been subject to Taxation.

15.3 If any Warranty Claim is made, the Warrantors shall not make any claim against any employee (other than any fellow Warrantor) of the Business on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

15.4 Any amount paid by the Warrantors to the Purchasers in respect of any of the provisions of this Agreement shall be treated as paid to the Purchasers by way of pro rata reduction in the consideration payable for the purchase of the Business and the Assets.

16.      Limitations on Warrantors' liability

16.1 The Warrantors' are not liable in respect of a Warranty Claim unless and until the amount of such claim, when aggregated with the amount of other Warranty Claims, exceeds (pound)20,000 in which case the Warrantors shall, subject to clause 16.2-16.9, be liable for the full amount of the Warranty Claim. Claim.

16.2 The Warrantors' total liability in respect of all Warranty Claims is limited to (pound)1,616,000 (less any amount of Taxation that the Vendor has paid in relation to the Consideration and has not been able to recover having used all reasonable endeavours to do so or any value lost on the Consideration Stock or Escrow Stock from Completion to the date of notification of the Warranty Claim). Claim).

16.3 The Warrantors are not liable for a Warranty Claim unless the Purchasers have given the Warrantors or any of them written notice of the Warranty Claim, stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before of expiration of 18 months from Completion or in the case of any Warranty Claim relating to Taxation, not later than 6 years from Completion.

16.4 A Warranty Claim notified in accordance with clause 16.3 and not satisfied, settled or withdrawn is unenforceable against the Warrantors on the expiry of the period of 12 months starting on the day of notification of the Warranty Claim, unless proceedings in respect of the Warranty Claim have been issued and served on the Warrantors.

16.5 The Warrantors shall not be liable in respect of a Warranty Claim to the extent that:

         (a) the matter giving rise to the Warranty Claim would not have arisen but for:

               (i) an event, action, transaction or omission (an "Event") after Completion by the Purchasers which the Purchasers knew at the time of undertaking such event or action, transaction or omission would give rise to a Warranty Claim;

               (ii) the passing of, or change in, after the date of this Agreement a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body;


         (b) the matter giving rise to the Warranty claim arises wholly or partially from an event occurring before Completion at the specific written request or direction of the Purchasers and which the Purchasers knew at the time of any such request or direction would give rise to a Warranty Claim.

16.6 The Purchasers are not entitled to recover more than once in respect of any one matter giving rise to a Warranty Claim.

16.7 Subject to clause 20, if the Warrantors pay to the Purchasers (or any company associated with the Purchasers) an amount in respect of a Claim (as defined in clause 20) and said company subsequently recovers from another person or any insurance policy an amount (the "Sum Recovered") in respect of the matter giving rise to the Claim:

         (a) if the amount paid by the Warrantors in respect of the Claim is more than the Sum Recovered, the Purchasers shall as soon as reasonably practicable pay to the Warrantors the Sum Recovered less any costs and expenses incurred by the Purchasers (or associated company) in recovering such sum;

         (b) if the amount paid by the Warrantors in respect of the Claim is less than or equal to the Sum Recovered, the Purchasers shall as soon as reasonably practicable pay to the Warrantors an amount equal to the amount paid by the Warrantors less any costs and expenses incurred by the Purchasers (or associated company) in recovering such sum.

16.8 Nothing in this Agreement restricts or limits the Purchasers' general obligation at law to mitigate any loss or damage which they may incur in consequence of a matter giving rise to a Warranty Claim.

16.9 None of the above mentioned limitations shall apply to any Warranty Claim which is the consequence of fraud, wilful concealment, dishonesty or gross misconduct by the Warrantors or any of them.

17.      Conduct of Warranty Claims

17.1 The Purchasers shall notify the Warrantors (or any of them) in writing of:

         (a) any claim made against them by a third party which may give rise to a Warranty Claim; and

         (b) any claim the Purchasers are entitled to bring against a third party which claim is based on circumstances which may give rise to a Warranty Claim.

17.2 The Purchasers shall not be liable for any delay in giving any notice under sub-clause 17.1 and shall not by reason of such delay be precluded from bringing any such claim against the Warrantors unless where such delay is unreasonable in the circumstances and the Warrantors have been materially prejudiced by such delay, in which case in assessing damages in respect of any such Warranty Claim credit shall be given to the Warrantors in respect of any damages which would not have arisen pursuant to such Warranty Claim but for such unreasonable delay.

17.3 The Purchasers shall procure that the conduct, negotiation, settlement or litigation of the claim by or against such third party is, so far as is reasonably practicable, carried out in accordance with the wishes of the Warrantors, and at their cost subject to them giving timely instructions to the Purchasers and providing reasonable security for any costs and expenses which might be incurred by the Purchasers.

17.4 The Purchasers shall provide to the Warrantors and the Warrantors' advisers reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating any Warranty Claim and enabling the Warrantors to take the action referred to in sub-clause
         17.3 and shall allow the Warrantors and its advisers to take copies of any relevant documents or records at the Warrantors' expense.

18.      Purchasers' remedies

18.1 The rights and remedies of the Purchasers in respect of any breach of the Warranties shall not be affected by Completion.

18.2 The Warrantors shall indemnify the Purchasers against all costs (including legal costs on an indemnity basis as defined in Order 62 of the Rules of the Supreme Court), expenses or other liabilities which the Purchasers may reasonably incur either before or after the commencement of any action in connection with:

         (a)   the settlement of any Warranty Claim in favour of the Purchasers

         (b) any legal proceedings in respect of any Warranty Claim in which judgement is given for the Purchasers; or

         (c)   the enforcement of any such settlement or judgement.

19.      Fiberstars Warranties

         Fiberstars warrants to the Vendors that:

19.1 It is a corporation duly formed, validly existing and in good standing under the laws of its state of incorporation, with all necessary corporate power and authority under applicable laws to execute this Agreement and to consummate the transactions contemplated by this Agreement.

19.2 The Consideration Stock (and any Escrow Stock), upon its delivery to the Vendor in accordance with the provisions of this Agreement, will have been duly and validly authorised, issued and delivered by Fiberstars and the Consideration Stock (and any Escrow Stock) will be fully paid for and non-assessable.

19.3 Fiberstars has previously made available to the Warrantors, and the Warrantors by their execution of this Agreement acknowledge receipt of, the following documents filed by Fiberstars with the SEC:

         (a) Fiberstars Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (b) Fiberstars Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998; and

         (c) Fiberstars Proxy Statement dated May 15, 1998 with respect to the annual meeting of stockholders held on June 24, 1998 ("the SEC Documents"). As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such documents or necessary to make the statements in such documents no misleading. As of their respective dates, the SEC Documents complied in all material respects with the rules and regulations under the Securities Acts.

20.      The Escrow Account, Claims and Further Limitations

20.1 In order to ensure that the Warranties made by the Warrantors under this Agreement are not breached, and in order to provide an initial source of indemnification to the Purchasers pursuant to any Warranty Claims, Product Liabilities, any shortfall in the Net

         Asset Value, or any indemnity claim (including for the avoidance of doubt and without limit an indemnity claim under the provisions of clause 22 or Schedule 1) or other claim under this Agreement together with any associated costs (together a "Claim"), the Vendor and the Guarantors agree that the certificates representing the Escrow Stock shall be deposited with the Escrow Agent in an escrow account ("the Escrow Account") pursuant to the Escrow Agreement on or as soon as reasonably practicable after the date of Completion to provide a source from which the Purchasers can be reimbursed for any Claim.

20.2 Such Escrow Stock shall, subject to the provisions of this clause 20 and the Escrow Agreement, be held in the Escrow Account during the period from Completion to the Escrow Release Date in accordance with the terms of the Escrow Agreement. Any offsets or deductions made from the Escrow Stock held in the Escrow Account on account of any Claim shall be made on the last business day of the Hold Period, or at such other time as set forth in the Escrow Agreement and shall be based on the closing price per share of Fiberstars stock based on the average ten (10) trading days on NASDAQ immediately preceding the date of notification of the Claim.

20.3 The cancellation by Fiberstars of any Escrow Stock contained in the Escrow Account in respect of any Claim shall not prejudice the right of the Purchasers to recover any further sum due to them for that or any other Claim not satisfied by the Escrow Account.

20.4 The Warrantors shall not be liable for any Claim (other than a Warranty Claim) unless the amount of that individual Claim (or claims where such claim results from a similar series of events within any 12 month period) exceeds (pound)5,000 in which case the Warrantors shall be liable for the whole amount and not just the excess.

20.5 Further, where any Claims are Claims in relation to the Property (under the provisions of Schedule 1) or the Warrantors assume or incur any costs in relation to the matters referred to in Schedule 1, the Warrantors shall not be liable for the initial (pound)20,000 in aggregate of any such Claims or costs which the Purchasers shall reimburse to the Warrantors. For the avoidance of doubt the Warrantors shall bear or be liable for any costs or Claims in excess of (pound)20,000 aggregate.

20.6 Notwithstanding any other provision of this Agreement (other than clause 8.6), the Vendor and the Guarantors (or any of them) shall not be liable to make any payment to the Purchasers under any Claim that the Purchasers may have (other than a claim resulting from a Net Asset Value shortfall (in accordance with clause 6 (Completion Accounts) and Schedule 4 of this Agreement) or payable in accordance with clause 11 (Debts) of this Agreement) until the aggregate amounts of any such Claim or Claims exceeds the amount of the Net Asset Surplus, in which case the Vendor and the Guarantors shall be jointly and severally liable for the excess above the Net Asset Surplus only.

20.7 For the avoidance of doubt, the disclosures and deemed disclosures contained in the Disclosure Letter shall not release or reduce any liability for a Claim other than a Warranty Claim.

21.      Guarantee

21.1 In consideration of the Purchasers agreeing to buy the Business and Assets on the terms of this Agreement the Guarantors jointly and severally unconditionally and irrevocably guarantee:

         (a) the due, punctual and full performance by the Vendor of all its obligations under this Agreement;

         (b) the payment by the Vendor when due of any amount payable under this Agreement as if the Guarantors were the principal obligors under this Agreement and not merely a surety.

21.2     As an independent and primary  obligation,  without prejudice to Clause
         21.1 the Guarantors hereby unconditionally and irrevocably agree to indemnify and keep indemnified the Purchasers against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Purchasers arising from failure of the Vendor to comply with any of its obligations or discharge any of its liabilities under this Agreement or arising from the termination of this Agreement or by reason of the Vendor not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by it in accordance with the express terms of this Agreement.

21.3 The guarantee and indemnity set out in this clause is a continuing guarantee and indemnity shall remain in full force and effect until all the obligations of the Vendor guaranteed or indemnified by this clause have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Purchasers may have for the due performance of these obligations.

21.4 The Guarantors acknowledge that their liability under this clause shall not be discharged or affected in any way by time or any other indulgence or concession being granted to the Vendor or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the memorandum or articles of association of the Vendor any amendment to this Agreement or the liquidation, dissolution, reconstruction or amalgamation of the Vendor or the illegality or enforceability of this Agreement) which but for this provision might operate to release the Guarantors from their obligations under this clause

22.      Indemnities

         The Warrantors agree to indemnify and keep indemnified the Purchasers against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Purchasers arising from any of the following matters;

22.1 Any fine, prosecution, claim or other payment levied by the Health and Safety Executive ("HSE") or otherwise against the Business for any failure to put in place, comply with or observe relevant health and safety procedures unless such claim etc. resulted from any Employee being alerted to its ability to bring a claim as a direct result of any health and safety audit undertaken after Completion.

22.2 Any breach or non compliance by the Business of the provisions of the Commercial Agents (Council Directives/Regulations 1993 or Directive 86/653 E.E.C.).

23.      Property

         The provisions of Schedule 1 shall apply.

24.      General

24.1     Entire Agreement

         This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreement understandings or arrangements (oral or written) in respect of the subject matter of this Agreement.

24.2     Assignment

         (a) This Agreement shall be binding upon and enure for the benefit of the successors of the parties but, except as set out in sub-clause (b), shall not be assignable by any party without the prior written consent of the other.

         (b) The Purchasers may subject to obtaining the consent of the Vendor and the Warrantors (which shall not be unreasonably withheld or delayed) assign the benefit of this Agreement (including, without limitation, the Warranties) to any successor in title or any subsequent purchaser of the Business.

24.3     Variation

         No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

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


24.4     Effect of Completion

         Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion

24.5     Invalidity

         If any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, but it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

24.6     Releases and waivers

         (a) The rights, powers and remedies conferred on any party by this Agreement and remedies available to any party are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.

         (b) Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

         (c) No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

24.7     Further assurance

         After Completion, the Vendor and the Guarantors shall at the Purchasers' cost execute such documents and take such steps as the Purchasers may reasonably require to vest the full title to the Business and Assets in the Purchasers and to give the Purchasers the full benefit of this Agreement

24.8     Counterparts

         (a) This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

         (b) Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

24.9     Restrictive Trade Practices Act 1976

         No provision of this Agreement, or of any agreement or arrangement of which it forms part, which is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the date on which particulars of this Agreement, and/or any agreement or arrangement of which it forms part, have been supplied to the Director-General of Fair Trading in accordance with those Acts and the parties agree to furnish such particulars within 3 months of the date of this Agreement.

24.10    Confidentiality

         (a) Except as referred to in sub-clause (b), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement, to any other party to this Agreement or the negotiations relating to this Agreement.

         (b) Any party may disclose information which would otherwise be confidential if and to the extent:

               (i) it is required to do so by law or any securities exchange or regulatory or governmental body to which it is subject wherever situated;

               (ii) it considers it necessary to disclose the information to its professional advisers, auditors and bankers provided that it does so on a confidential basis;

               (iii) the  information has come into the public domain through no fault of that party; or

               (iv) each party to whom it relates has given its consent in writing

24.11    Default interest

         If any party defaults in the payment when due of any sum payable under this Agreement (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of 2 per cent. above the base rate from time to time of National Westminster Bank PLC. Such interest shall accrue from day to day and shall be compounded annually.

24.12    Set-off

         Subject to the provisions of clause 20, the Purchasers shall be entitled to set off the amount of any Warranty Claim or any other claim under this Agreement against any sum standing to the credit in the Escrow Account or due from it to the Vendor under this Agreement.

25.      Announcements

25.1 Subject to sub-clause 25.2, no announcement concerning the terms of this Agreement shall be made by or on behalf of any of the parties without the prior written consent of the others, such consent not to be unreasonably withheld or delayed.

25.2 Any announcement or circular required to be made or issued by any party by law or under the regulations of NASDAQ, the United States Securities and Exchange Commission, the London Stock Exchange Limited or the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers may be made or issued by that party without consent if it has first sought consent and given the other parties a reasonable opportunity to comment on the subject matter and form of the announcement or circular (given the time scale within which it is required to be released or despatched).

26.      Costs and expenses

26.1 Except as expressly referred to in this Agreement, each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement save that subject to Completion occurring Fiberstars shall remit to the Vendor any reasonable legal costs (exclusive of VAT) incurred by the Warrantors as soon as practicable following completion in preparation, negotiation and execution of this Agreement in excess of (pound)10,000, subject to it being satisfied of the validity of such legal costs.

26.2 The Purchasers shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

27.      Notices

27.1 Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

27.2 Except as referred to in sub-clause 27.3, a notice shall be deemed to have been served:

         (a)   at the time of delivery if delivered personally;

         (b) 48 hours after posting in the case of an address in the United Kingdom and 120 hours after posting for any other address; or

         (c) 2 hours after transmission if served by facsimile on a Business Day prior to 3pm or in any other case at 10 am on the Business Day after the date of despatch.

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


         If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next Business Day of that country.

27.3 The deemed service provisions set out in sub-clause 27.2 do not apply to:

         (a) a notice served by post, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 120 hours (as appropriate) after posting; and

         (b) a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving party informs the sending party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending party by telephone, it also despatches a confirmatory telex or facsimile within 2 hours.

27.4     In proving service it will be sufficient to prove:

         (a) in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

         (b) in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

         (c) in the case of facsimile, that it was properly addressed and despatched to the number of the party.

27.5 A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

28.      Governing law and jurisdiction

28.1 Save for the Escrow Agreement which shall be governed by and be subject to the jurisdiction of the State of California, USA;

         (a) this Agreement shall be governed by and construed in accordance with English Law; and

         (b) each of the parties irrevocably submits for all purposes in connection with this Agreement to the non-exclusive jurisdiction of the courts of England.


This Agreement is made on the date appearing at the head of page 1.

                                   Schedule 2

                                (The Warranties)


The Warrantors

1.       Capacity

1.1 The Warrantors have the requisite power and authority to enter into and perform this Agreement.

1.2      The  Warrantors  are  not  bankrupt,  have  not  proposed  a  voluntary
         arrangement   and  have  not  made  or  proposed  any   arrangement  or
         composition with their creditors or any class of their creditors.

1.3      This  Agreement   constitutes  and  imposes  valid  legal  and  binding
         obligations on the Warrantors fully enforceable in accordance with its terms.

2.       Arrangements between the Business and the Vendor or the Warrantors

         There are no contracts, arrangements, engagements, orders or liabilities, actual or contingent outstanding or remaining in whole or in part to be performed affecting the Business between the Vendor or Warrantors or any person connected (within the meaning of Section 839, ICTA) with a shareholder of the Vendor.

3.       Other interests of the Vendor

         The Vendor has not or does not intend to acquire any interest, direct or indirect, in any business which has a close trading relationship with or which competes or is likely to compete with the Business.

Information

4.       Accuracy and adequacy of information

4.1 The information contained in the schedules and appendices to this Agreement and the data and information provided by the Vendor to compile the Completion Accounts is accurate and complete.

4.2 The information contained in the Disclosure Letter and so far as the Warrantors are aware any other written information including without limit any business plan, forecasts and projections of the Vendor supplied to the Purchasers or their advisers by or on behalf of the Vendor or the Guarantors or their advisers is complete and accurate and is not misleading because of any omission or ambiguity or for any other reason and where the information is expressed as an opinion, it is truly and honestly held and not given casually, recklessly or without due regard for its accuracy and there has been no Material

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


         Adverse Change affecting any such information which renders it untrue or incomplete since the date of receipt of such information by the Purchasers.

Financial matters

5.       Insolvency

5.1 No distress, execution, winding up petition or other process or event of insolvency has been levied against the Vendor in relation to the Business or the Assets nor action taken to repossess any goods of the Business in the Vendor's possession.

5.2 No receiver (including an administrative receiver), trustee or administrator has been appointed of the whole or any part of the assets or undertaking of the Vendor which relates to or would or might affect the Business or the Assets and the Warrantors are not aware of any circumstances likely to give rise to the appointment of any such receiver, trustee or administrator.

5.3 So far as the Warrantors are aware, the Vendor has not been a party to any transaction with any third party or parties which relates to or would or might affect the Business or any of the Assets and which would, if any such third party went into liquidation or had a bankruptcy or administration order made in relation to it, constitute (in whole or in part) a transaction at an undervalue, preference or invalid floating charge or otherwise would or might constitute any other transaction or transfer at an undervalue or involving an unauthorised reduction of capital.

6.       Preparation and contents of the Accounts

6.1 To the extent that the Accounts relate to the Business they were prepared in accordance with the requirements of all relevant statutes and generally accepted accounting practices including, without limitation, all applicable Financial Reporting Standards issued by the Accounting Standards Board, Statements of Standard Accounting Practice issued by the Institute of Chartered Accountants of England and Wales and Statements from the Urgent Issues Task Force current at the Accounts Date.

6.2      Without prejudice to the generality of sub-paragraph 6.1:

         (a)   the Accounts:

               (i) give a true and fair view of the state of affairs of the Business at the Accounts Date and the profits or losses of the Business for the financial period ending on that date;

               (ii) contain full provision or reserve for all liabilities and for all capital and revenue commitments of the Business as at the Accounts Date;

               (iii) disclose  all the assets of the Business as at the Accounts
                     Date and none of the values placed in the Accounts on any of those assets was in excess of its market value at the Accounts Date;

               (iv)  make adequate provision for bad and doubtful debts;

               (v) do not include any figure which is referable to the value of an intangible asset; and

               (vi) make adequate provision for depreciation of the fixed assets of the Business having regard to their original cost and life.

         (b)   in the Accounts:

               (i) in valuing work-in-progress no value was attributed in respect of eventual profits and adequate provision was made for such losses as were at the time of signature of the Accounts by directors of the Vendor reasonably foreseeable as arising or likely to arise; and

               (ii) slow-moving stock was written down appropriately, redundant, obsolete, obsolescent or defective stock was wholly written off and the value attributed to any other stock did not exceed the lower of cost (on a first in, first out basis) and net realisable value (or replacement value) at the Accounts Date.

6.3 The profits and losses of the Business shown in the Accounts were not, save as disclosed in the Accounts or in any note accompanying them, to any material extent affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known to the Vendor rendering any such profit or loss for such period exceptionally high or low.

7.       Accounting records

7.1 The accounting records of the Vendor comply with the requirements of Sections 221 and 222, Companies Act 1985, do not contain or reflect any material inaccuracy or discrepancy and present and reflect in accordance with generally accepted accounting principles and standards the financial position of and all transactions entered into by the Vendor or to which it has been a party.

7.2 All relevant financial books and records of the Business are in the possession of the Vendor or otherwise under its direct control.

7.3      Where any of the  records of the  Business  are kept on  computer,  the
         Vendor:

         (a) is the owner of all hardware and a licensee of all software necessary to enable it to use the records as they have been used in the Business to the date of this Agreement and to Completion;

         (b) does not share any hardware or software relating to the records with any person;

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


               and

         (c) maintains adequate back up records and support in the event of any fault or failure of such computer hardware and software.

8.       Management accounts

         The Management Accounts of the Vendor relating to the Business for the period from the Accounts Date to the Management Accounts Date have been prepared on a basis consistent with the Accounts, fairly reflect the trading position of the Business as at their date and for the period to which they relate and are not affected by any extraordinary, exceptional, unusual or non-recurring income, capital gain or expenditure or by any other factor known by the Vendor rendering profits or losses for the period covered exceptionally high or low.

9.       Events since the Accounts Date

9.1      Since the Accounts Date there has been no material change in:

         (a) the financial or so far as the Warrantors are aware the trading position or prospects of the Business;

         (b) the value or state of assets or amount or nature of liabilities as compared with the position disclosed in the Accounts; or

         (c) in the turnover, direct or indirect expenses or the margin of profitability of the Business as compared with the position disclosed for the equivalent period of the last financial year.

9.2 The Vendor has since the Accounts Date carried on the Business in the ordinary course and without interruption, so as to maintain it as a going concern and paid its creditors in the ordinary course and within the credit periods agreed with such creditors.

9.3 Since the Accounts Date no supplier of the Business has ceased or restricted supplies or threatened so to do, there has been no loss or material curtailment of the business transacted with any customer which at any time in the preceding financial year represented one per cent or more of the turnover of the Business and the Vendor is not aware of any circumstances likely to give rise to any of the above.

9.4 Since the Accounts Date, in relation to the Business the Vendor has not:

         (a)   incurred or committed to incur:

               (i)   material capital expenditure; or

               (ii) any liability whether actual or contingent except for full value or in the ordinary course of business;

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


         (b)   acquired or agreed to acquire:

               (i) any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

               (ii) any business or substantial part of it or any share or shares in a body corporate; or

         (c) disposed of or agreed to dispose of, any of its assets except in the ordinary course of business and for either the lower of their net book or market value;

Trading and Contracts

10.      Contracts and commitments

10.1 True and complete details of the Contracts (including copies where possible) have been given to the Purchasers.

10.2     None of the Contracts at Completion:

         (a) have material adverse consequences in terms of expenditure or revenue;

         (b) relate to matters outside the ordinary course of the Business or were entered into other than on arms' length terms;

         (c) can be terminated in the event of any change in the underlying ownership or control of the Business or would be materially affected by such change.

10.3 In relation to the Business there are no outstanding bids, tenders, sales or service proposals which are material or which, if accepted, would be likely to result in a loss.

10.4 The Warrantors are not aware of any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of any Contract.

11.      Terms of trade

         The Vendor has not given any guarantee or warranty (other than any implied by law) or made any representation in respect of any product or services sold or supplied by the Business nor has it accepted any liability to service, maintain, repair or otherwise do or refrain from doing anything in relation to such goods or services after they have been sold or supplied by it.

12.      Product liability

         So far as the Warrantors are aware, in relation to the Business, the Vendor has not manufactured, sold or provided any product or service which does not in every respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

13.      Licences and consents

13.1 So far as the Warrantors are aware all licences, consents, permissions, authorisations and approvals required for the carrying on of the Business are contained in the Disclosure Letter and all of them have been obtained by the Business and are in full force and effect.

13.2 So far as the Warrantors are aware all reports, returns and information required by law or as a condition of any such licence, consent, permission, authorisation or approval to be made or given to any person or authority in connection with the Business have been made or given to the appropriate person or authority and there are no circumstances (including the purchase of the Business by the Purchasers) which indicate that any licence, consent, permission, authorisation or approval might not be renewed in whole or in part or is likely to be revoked, suspended or cancelled or which may confer a right of revocation, suspension or cancellation.

14.      Competition and trade regulation law

14.1 So far as the Warrantors are aware in relation to the Business, the Vendor is not nor has it been a party to, or is or has been concerned in any agreement or arrangement, or is conducting or has conducted itself, whether by omission or otherwise, in a manner which:

         (a) contravenes, is invalidated in whole or in part by or has been, or should have been, registered under the Restrictive Trade Practices Acts 1976 and 1977;

         (b) contravenes the provisions of the Resale Prices Act 1976, the Trade Description Acts 1968 and 1972, the Fair Trading Act 1973 or any secondary legislation made under either of those Acts; or

         (c) infringes Articles 85 or 86 of the Treaty of Rome or any regulation or directive made under it or any other anti-trust or similar legislation in any jurisdiction in which the Business is carried on or where its activities may have any effect.

14.2     In relation to the Business, the Vendor has not:

         (a) given an undertaking to, or is subject to, any order of or, so far as the Warrantors are aware, investigation by, or has received any request for information from;

         (b) received, nor so far as the Vendor is aware, is likely to receive any process, notice or communication, formal or informal by or on behalf of; or

         (c) been or is a party to, or is or has been concerned in, any agreement or arrangement in respect of which an application for negative clearance and/or exemption has been made to;

               the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State, the European Commission or any other governmental or other authority, department, board, body or agency of any country having jurisdiction in anti-trust or similar matters in relation to the Business.

15.      Compliance with law

15.1 The Vendor has not in relation to the Business committed nor is it liable for, and no claim has been or, so far as the Warrantors are aware, will be made that it has committed or is liable for, any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise.

15.2 The Vendor has not in relation to the Business received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental or other authority, department, board, body or agency in respect its affairs and, so far as the Warrantors are aware at Completion, there are no circumstances which would give rise to such investigation, inquiry or request.

15.3 None of the activities, contracts or rights of the Business is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant and all documents in the enforcement of which it may be interested are valid.

16.      Litigation and disputes

16.1 Except for actions to recover any debt incurred in the ordinary course of the Business owed to the Vendor where each individual debt and its costs outstanding amounts to less than (pound)1,000:

         (a) the Vendor is not in relation to the Business engaged in any litigation, arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise;

         (b) so far as the Warrantors are aware, no litigation, arbitration, administrative or criminal proceedings by or against the Vendor relating to the Business are threatened or expected ; and

         (c) so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any litigation, arbitration, administrative or criminal proceedings against the Vendor in relation to the Business.

16.2 The Vendor is not in relation to the Business subject to any order or judgement given by any court or governmental or other authority, department, board, body or agency or has not been a party to any undertaking or assurance given to any court or governmental or other authority, department, board, body or agency which is still in force, nor, so far as the Warrantors are aware, are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgement or to be a party to any such undertaking or assurance.

Assets

17.      Ownership and condition of the Assets

17.1 Each of the Assets is owned both legally and beneficially by the Vendor free from any third party rights and, if capable of possession, is in its possession.

17.2     Each item of Equipment is:

         (a)   in good repair and condition; and

         (b) not expected to require replacement or additions within 12 months of Completion.

17.3 So far as the Warrantors are aware the Assets comprise all assets necessary for the continuation of the Business as it is currently carried on and no Asset is shared by the Business with any other person.

17.4 The Business does not depend upon any assets, facilities or services owned or supplied by the Guarantors.

18.      Charges and encumbrances over the Assets

18.1 No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the Assets is outstanding and, apart from this Agreement, there is no agreement or commitment to give or create any of them and no claim has been made by any person to be entitled to any of them.

18.2 No floating charge created by the Vendor has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

18.3 The Vendor has not received notice from any person intimating that it will enforce any security which it may hold over any of the Assets and there are no circumstances likely to give rise to such a notice.

19.      Intellectual Property

19.1 So far as the Warrantors are aware complete and accurate details of all Intellectual Property and copies of all licences and other agreements relating to it are contained in the Disclosure Letter.

19.2     So far as the Warrantors are aware all Intellectual Property is either:

         (a) in the sole legal and beneficial ownership of the Vendor free from all licences, charges or other encumbrances; or

         (b) the subject of binding and enforceable licences from third parties in favour of the Vendor:

               (i)   of which no notice to terminate has been received;

               (ii)  all  parties  to  which  have  fully   complied   with  all
                     obligations in those licences; and

               (iii) in relation to which no disputes have arisen;

               and nothing has been done (including the sale of the Business to the Purchasers) or omitted to be done which would jeopardise the validity, enforceability or subsistence of any Intellectual Property or any such licences.

19.3 So far as the Warrantors are aware any Intellectual Property which is capable of registration has been registered or is the subject of an application for registration, and is or will when duly registered be valid, binding and enforceable and:

         (a) in the case of registrations, all renewal fees have been paid by their due date and all such action necessary to preserve the registration has been taken; and

         (b) in the case of pending applications, the Vendor is aware of no reason why any such applications should not proceed to grant.

19.4 No licences, registered user or other rights have been granted or agreed to be granted by the Vendor to any person in respect of any Intellectual Property.

19.5 So far as the Warrantors are aware, at no time during the past 6 years has there been any unauthorised use or infringement by any person of any Intellectual Property.

19.6 So far as the Warrantors are aware, none of the processes employed, or products or services dealt in by the Business infringes any rights of any third party relating to intellectual property nor makes the Vendor liable to pay a fee or royalty and no claims have been made, threatened or so far as the Warrantors are aware are pending, in relation to any such Intellectual Property against the Vendor.

19.7 Except in the ordinary course of business and on a confidential basis, no disclosure has been made of any of the confidential information, know how, technical processes, financial or trade secrets or customer or supplier lists of the Business.

19.8 Any names used by the Business other than the corporate name of the Vendor are contained in the Disclosure Letter and so far as the Warrantors are aware do not infringe the rights of any person.

Employment

20.      Directors and Employees

20.1 Complete and accurate details of the terms and conditions of employment of all the Employees, including their dates of birth and commencement of employment, their remuneration (including bonus, commission, profit sharing, share options, permanent health insurance, medical expenses insurance, life assurance and pension benefits), notice periods and any arrangements or assurances (whether or not legally binding) for the payment of compensation on termination of employment have been provide to the Purchasers.

20.2 The Vendor has maintained up-to-date, adequate and suitable records regarding the service and terms and conditions of employment of each of the Employees.

20.3 True and complete copies of all contracts of employment and other documents relating to the employment of the Employees are contained in the Disclosure Letter.

20.4 Since the Accounts Date there has been no material alteration in the terms of employment or any material change in the number of employees employed in the Business.

20.5 Other than salary for the current month and accrued holiday pay, no amount is owing to any Employee.

20.6 No Employee has given notice or is under notice of dismissal nor are there any service contracts between the Vendor and any of the Employees which cannot be terminated by the Vendor by 12 weeks' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).

21.      Industrial relations and legislation

21.1 In relation of the Business, the Vendor is not a party to any contract, agreement or arrangement with any trade union or other body or organisation representing any of the Employees.

21.2 In relation to the Employees, the Vendor has complied with all relevant legislation (including without limit the TUPE Regulations and The Working Time Regulations 1998) conditions of service, customs and practices and, where relevant, all collective agreements and recognition agreements for the time being.

21.3 No dispute has arisen between the Vendor and any Employees or category of the Employees nor are there any circumstances known to the Warrantors at the Transfer Date which are likely to give rise to any such dispute.

22.      Pensions

22.1 The Vendor has no plans, schemes or arrangements in relation to death, disability or retirement of any of the Employees.

Properties

23.      Title

23.1 The Property comprises all the properties presently owned, occupied, held, controlled or otherwise used by the Vendor in relation to the Business and the Vendor is in actual and exclusive occupation and is the legal and beneficial lessee of the Property.

23.2     The Vendor will assign with full title guarantee.

23.3 The Property is occupied or otherwise used by the Vendor by right of ownership or under a lease, the terms of which permit its occupation or use as tenant and not under any provision allowing the parting of or sharing of possession with group or associated companies and the Warrantors know no outstanding circumstances which would restrict the continued possession and enjoyment of the Property or any part of it by the Vendor.

23.4 All deeds and documents necessary to prove title to the Property are in the possession and control of the Vendor and consist of original deeds and documents or properly examined abstracts.

23.5 No person is in adverse possession of the Property or so far as the Warrantors are aware has acquired or is acquiring any rights or overriding interests (as defined by Section 70, Land Registration Act
         1925) adversely affecting the Property.

23.6 The Vendor has not had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and there are no disputes, claims, actions, demands or complaints in respect of the Property which are ongoing nor are any disputes, claims, actions, demands or complaints anticipated and no notices materially affecting the Property have been given or received and not complied with.

24.      Encumbrances

24.1 The Property is not subject to any outgoings other than business rates, water rates and insurance premiums and, in the case of leasehold properties, rent, insurance rent and service charges and any other payments due under the Lease.

24.2 So far as the Warrantors are aware the Property is not subject to any restrictive covenant, reservation, stipulation, easement, profits a prendre, wayleave, licence, grant, restriction, overriding interest, agreement for sale, estate contract, option, right of pre-emption or other similar agreement or right vested in third parties.

24.3 Where sub-paragraphs 2.1 to 2.2 inclusive have been disclosed against in the Disclosure Letter, the obligations and liabilities imposed and arising under the disclosed matter have been fully observed and performed and any payments in respect of it which are due and payable have been duly paid.

25.      Planning Matters

         So far as the Warrantors are aware :-

25.1 The use of the Property is a lawful and permitted use for the purposes of the Town and Country Planning Act 1990.

25.2 Planning permission has been obtained, or is deemed to have been granted for the purposes of the Planning Acts for the Property, no permission is the subject of a temporary or personal consent, or has been modified or revoked; no application for planning permission is awaiting decision; no planning permission has been granted within the last 3 months and the validity of no planning permission is currently or may be challenged.

25.3 Building regulation consents have been obtained with respect to all development, alterations and improvements to the Property.

25.4 In respect of the Property, the Vendor has complied, and is continuing to comply, in all respects with:

         (a) planning permissions, orders and regulations issued under the Planning Acts, the London Building Acts and building regulation consents and by-laws for the time being in force;

         (b) all agreements under Section 52, Town and Country Planning Act 1971 and planning obligations under Section 106, Town and Country Planning Act 1990;

         (c)   all agreements made under Sections 38 and 278, Highways Act 1980,
               Section 33, Local Government (Miscellaneous Provisions) Act 1982,
               Section 18, Public Health Act 1936 and Section 104, Water Industry Act 1991.

25.5 All claims and liabilities under the Planning Acts or any other legislation have been discharged and no claim or liability, actual or contingent, is outstanding.

26.      Statutory Obligations

         The Vendor has not received notice that it has not complied with all applicable statutory and by-law requirements with respect to the Property, and in particular with the requirements as to fire precautions under the Fire Precautions Act 1971 and under the Public Health Acts, the Offices, Shops and Railway Premises Act 1963, the Health and Safety at Work Act 1974, the Factories Act 1961 and the Shops Acts 1950 to 1956.

27.      Leasehold Properties

27.1 The Lease is valid and in full force and the Warrantors know of no circumstances which would entitle any landlord or other person to exercise any power of entry or take possession of the Property.

27.2 The Vendor has paid the rent to the Superior Landlord and received no notice of breach of the covenants on the part of the tenant and the conditions contained in any Lease to which it is a party, and the last demands (or receipts for rent if issued) were unqualified.

27.3 So far as the Warrantors are aware all licences, consents and approvals required from the landlord and any superior landlords for the grant of each Lease and during the continuance of each Lease have been obtained and any covenants on the part of the tenant contained in those licences, consents and approvals have been duly performed and observed.

27.4 So far as the Warrantors are aware there is no obligation to reinstate the Property by removing or dismantling any alteration made to it by the Vendor or any of its predecessors in title and the Vendor has not incurred or is likely to incur any liability for dilapidation.

27.5 The Vendor has not in the past been the tenant of or guarantor of any leasehold premises not listed in schedule 1 in respect of which any obligations or liabilities could still accrue to the Vendor.

Environment

28.      Environmental Matters

         So far as the Warrantors are aware:

28.1 Details of all or any Environmental Consents held by the Vendor are contained in the Disclosure Letter and are valid and subsisting.

28.2     The Vendor has not received  any  notification  or informal  indication
         that   further   Environmental   Consents   will  be   required   under
         Environmental Law in order for it to continue its present business.

28.3 In relation to the Business, the Vendor has complied with Environmental Laws and has never received any notification under Environmental Law requiring it to take or omit to take any action.

28.4 In relation to the Business, the Vendor has not been threatened with any investigation or enquiry by any organisation, or received any complaint, in connection with the Environment.

Taxation

29.      Tax

29.1 All documents relating to the Assets or the Business in respect of which stamp duty is chargeable have been duly and properly stamped.

29.2 The Vendor has disclosed to the Purchasers details of the input tax incurred in respect of each of the Assets to which Part VA, Value Added Tax (General) Regulations 1995 (capital goods scheme) may apply (irrespective of whether credit was obtained for all such input tax) and, in respect of each such item, the extent to which it was used in making taxable supplies in the first interval for the purposes of Regulation 37D of those Regulations.

29.3 The Vendor has not elected to waive exemption for VAT purposes, and is not aware of any election to waive exemption made by any other person, in respect of any land or buildings comprised in the Business.

29.4 None of the Assets agreed to be sold under this Agreement are the subject of any security in favour of HM Customs & Excise under paragraph 4, Schedule 11, VATA or Section 157, Customs and Excise Management Act 1979.

29.5 So far as the Warrantors are aware, all proper records have been kept and all proper returns and payments have been made as required by law for the purposes of VAT in connection with the Business.

29.6 None of the Assets agreed to be sold under this Agreement are the subject of any distraint, charge, power of sale or mortgage in favour of the Inland Revenue for the purposes of inheritance tax nor are there any circumstances which may give rise to them.

30.      Year 2000

30.1 So far as the Warrantors are aware, the products, systems and services of the Business which are dependant in any way on automatic instructions or any computer hardware or software meet Year 2000 conformity.

30.2 So far as the Warrantors are aware, the products, systems and services of the Business will not be affected, in terms of performance or functionality, by the use of dates before, during and after the Year 2000.

Signed by                                                         )
for and on behalf of Hillgate (4) Limited                         )
in the presence of:                                               )

Signature of witness:


Name:


Address:


Occupation:



Signed by                                                         )
for and on behalf of Fiberstars, Inc.                             )
in the presence of:                                               )

Signature of witness:


Name:


Address:


Occupation:



Signed by Michael Beverley Morrison                           )
for and on behalf of Crescent Lighting Limited                )
in the presence of:                                           )

Signature of witness:


Name:


Address:


Occupation:

Signed by                                        )
Michael Beverley Morrison                        )
in the presence of:                              )

Signature of witness:


Name:


Address:


Occupation:



Signed by Michael Beverley Morrison                  )
as a duly appointed attorney of                      )
Corinne Bertrand                                     )
in the presence of:                                  )

Signature of witness:


Name:


Address:


Occupation: